EXHIBIT 10.15

FORM OF

LEIDOS HOLDINGS, INC.

2006 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
(Non-Employee Directors)

BY ACCEPTING THIS AWARD, YOU VOLUNTARILY AGREE TO ALL OF THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND IN THE PLAN.

Leidos Holdings, Inc., a Delaware corporation (the “Company”), hereby grants to the participant named in the Grant Summary (as defined below) (“Recipient”), who is affiliated with the Company or an Affiliate as a non-employee director, restricted stock units (“RSUs”) representing the right to receive one share of its Common Stock, $0.0001 par value per share (“Common Stock”) for each RSU. Certain specific details of this award, including the number of RSUs and the Grant Date, may be found in the Grant Summary and are hereby incorporated by reference into this Agreement. The terms and conditions of the grant of RSUs (this “Award”) are set forth in this Agreement and in the Company’s 2006 Equity Incentive Plan, as amended (the “Plan”).

1.    DEFINITIONS. The following terms shall have the meanings as defined below. Capitalized terms used herein and not defined shall have the meanings attributed to them in the Plan.

“Affiliate” shall mean a “parent” or “subsidiary” (as each is defined in Section 424 of the Code) of the Company and any other entity that the Board or Committee designates as an “Affiliate” for purposes of this Plan.

“Committee” shall have the meaning as defined in the Plan.

“Grant Date” shall mean the date of the award of the RSUs as set forth in the Grant Summary.

“Grant Summary” shall mean the summary of this award as reflected in the electronic stock plan award administration system maintained by the Company or its designee that contains a link to this Agreement (which summary information is set forth in the appropriate records of the Company authorizing such award).

“Permanent Disability” shall mean the status of disability determined conclusively by the Committee based upon certification of disability by the Social Security Administration or, to the extent compliant with Section 409A, upon such other proof as the Committee may require, effective upon receipt of such certification or other proof by the Committee.

“Special Retirement” shall mean retirement by a Recipient who is a director of the Company, either (A) after reaching the applicable mandatory retirement age at retirement or (B) at the end of a term of office if Recipient is not nominated for a successive term of office on account of the fact that Recipient would have reached the applicable mandatory retirement age during such successive term of office, regardless of years of service with the Company.

2.    RIGHTS OF THE RECIPIENT WITH RESPECT TO THE RSUs.

a)    No Stockholder Rights. The RSUs granted pursuant to this Award do not and shall not entitle Recipient to any rights of a stockholder. The rights of Recipient with respect to the RSUs shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the RSUs lapse, in accordance with Section 3, 4 or 5.

b)    Additional RSUs as Dividend Equivalents. If the Company pays any cash dividends on its Common Stock, the Company shall credit to Recipient, on each dividend payment date, a number of additional RSUs (“Dividend Equivalents”) equal in value to the cash dividends that would have been paid on the shares of Common Stock underlying the unvested RSUs covered by this Agreement assuming that: (i) such underlying shares had been outstanding as of the record date for such dividends declared on or after the Grant Date and prior to the issuance date of the underlying shares; and (ii) the amount of the Dividend Equivalents had been reinvested in additional shares of Common Stock as of the payment date of such dividends. The number of additional RSUs representing Dividend Equivalents shall be determined by (a) multiplying the dollar amount of the cash dividends paid per share of Common Stock by the number of RSUs subject to this Award that remain unvested as of the applicable dividend payment date (including additional RSUs attributable to prior Dividend Equivalents) and (b) dividing such amount by the Fair Market Value (as defined in the Plan) of a share of Common Stock on the dividend payment date. Dividend Equivalents so credited shall be subject to the same terms and conditions as the RSUs to which such Dividend Equivalents relate, shall be distributed in shares of Common Stock when, and if, and to the extent that the RSUs to which they related are vested and settled as provided below, but shall be forfeited in the event that the RSUs with respect to which such Dividend Equivalents were credited are forfeited. For the avoidance of doubt, no Dividend Equivalents shall be credited or distributed with respect to any RSUs that have vested and for which the underlying shares have been issued prior to the applicable dividend payment date.

c)     Conversion of RSUs; Issuance of Common Stock. No shares of Common Stock shall be issued to Recipient prior to the date on which the RSUs vest in accordance with Section 3, 4 or 5. On the date that any RSUs vest pursuant to Section 3, 4 or 5 (or as promptly as administratively practicable thereafter), the Company shall cause to be issued in book-entry form, registered in Recipient’s name or in the name of Recipient’s legal representatives, beneficiaries or heirs, as the case may be, the underlying shares in payment of such vested whole RSUs (including additional RSUs credited as Dividend Equivalents), unless such payment is deferred in accordance with the terms and conditions of the Company’s non-qualified compensation deferral plans.

3.    VESTING SCHEDULE; RSUs SUBJECT TO FORFEITURE.

a)    Subject to the terms and conditions of this Award, 100% the RSUs, including any additional RSUs credited to Recipient as Dividend Equivalents, shall vest on the earlier of (i) the first-year anniversary of the Grant Date, or (ii) the date the annual meeting of stockholders of the Company following the Grant Date is concluded.

Recipient shall not sell, transfer, assign, hypothecate, pledge, grant a security interest in, or in any other way alienate, any of the RSUs, or any interest or right therein.

b)    Except in the event of death, Permanent Disability or Special Retirement or as set forth below, any unvested RSUs automatically shall be immediately and irrevocably forfeited without compensation on the date that Recipient’s affiliation with the Company or any Affiliate as a director terminates, or if Recipient is a director of an Affiliate and such entity ceases to be an Affiliate, whether by Committee action or otherwise, on the date such entity ceases to be an Affiliate.

4.    ACCELERATION OF VESTING UPON DEATH OR PERMANENT DISABILITY. If Recipient ceases to be affiliated with the Company or any Affiliate as a result of Recipient’s death or Permanent Disability, or if Recipient’s death or Permanent Disability occurs following a Special Retirement, all of the RSUs shall become fully vested.

5.    CONTINUATION OF VESTING UPON SPECIAL RETIREMENT.

a)If Recipient’s affiliation with the Company or any Affiliate terminates as a result of Recipient’s Special Retirement, any unvested RSUs shall continue to vest in accordance with the vesting schedule set forth in Section 3 above.

b)Notwithstanding the foregoing clauses (a) and (b), all unvested RSUs shall be immediately and irrevocably forfeited in the event that Recipient breaches his or her contractual or legal obligations to the Company or an Affiliate.
6.    TAX MATTERS

a)Tax Withholding. If the Company or an Affiliate is required to withhold any federal, state, local or other taxes upon the vesting or any acceleration of vesting of the RSUs, or any issuance of Common Stock or otherwise under this Agreement, the Company shall withhold a sufficient number of shares of Common Stock issuable upon settlement of the RSUs at the then current Fair Market Value (as defined in the Plan) to meet the withholding obligation based on the minimum rates required by law; provided, however, that the Company may, in its sole discretion, sell a sufficient number of shares of Common Stock on behalf of Recipient to satisfy such obligations, accept payment to satisfy such obligations in the form of cash or delivery to the Company of shares of Company stock already owned by Recipient, withhold amounts from Recipient’s compensation, or any combination of the foregoing or other actions as may be necessary or appropriate to satisfy any such tax withholding obligations.

b)	Section 409A.
(i)This Award is intended to qualify for the short-term deferral exception to Section 409A of the Code (“Section 409A”) described in the regulations promulgated under Section 409A to the maximum extent possible. To the extent Section 409A is applicable to this Award, this Award is intended to comply with Section 409A and to be interpreted and construed consistent with such intent.
(ii)With respect to any Recipient who is eligible for Special Retirement, this Award is intended to be paid on fixed payment dates under Sections 3 and 5 of this Agreement and such payments may not be accelerated except to the extent permitted under Section 409A.
7.    RIGHTS, RESTRICTIONS AND LIMITATIONS. All shares of Common Stock issued to Recipient pursuant to this Agreement are subject to the rights, restrictions and limitations set forth in the Company’s Restated Certificate of Incorporation. Recipient shall not have the rights of a stockholder until Shares, if any, are issued on or following the applicable vesting date.

8.    RESTRICTIONS UNDER SECURITIES LAW. The issuance of RSUs and the shares of Common Stock covered by this Agreement are subject to any restrictions which may be imposed under applicable state and federal securities laws and are subject to obtaining all necessary consents which may be required by, or any condition which may be imposed in accordance with, applicable state and federal securities laws or regulations.

9.    NO CONTINUED RIGHTS.

a)Nothing in this Agreement (including, but not limited to, the vesting of the RSUs pursuant to the schedule set forth in Section 3 herein), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon Recipient any right to continue in affiliation with the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; or (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan.

b)Recipient acknowledges and agrees that the right to continue vesting in the RSUs pursuant to the schedule set forth in Section 3 is earned only by continuing as a director of the Company (not through being granted RSUs or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). Recipient acknowledges and agrees that such a reorganization could result in the termination of Recipient’s relationship as a director of the Company or an Affiliate and the loss of benefits available to Recipient under this Agreement, including but not limited to, the termination of the right to continue vesting the RSUs under this Agreement.

10.    INCORPORATION OF PLAN. The RSUs granted hereby are granted pursuant to the Plan, all the terms and conditions of which are hereby made a part hereof and are incorporated herein by reference. In the event of any inconsistency between the terms and conditions contained herein and those set forth in the Plan, the terms and conditions of the Plan shall prevail.

11.    COPIES OF PLAN MATERIALS. Recipient acknowledges that Recipient has received copies of the Plan and the Plan prospectus from the Company and agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, electronically from the Company. Recipient acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Company.

12.    MISCELLANEOUS. This Agreement contains the entire agreement of the parties with respect to its subject matter. This Agreement shall be binding upon and shall inure to the benefit of the respective parties, the successors and assigns of the Company, and the heirs, legatees and personal representatives of Recipient.

13.    GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to such state’s principles of conflict of laws.

14.    NOTICE OF RESTRICTION. The parties agree that any book entry representing the RSUs granted hereunder may contain a legend, or notation as the case may be, indicating that such RSUs are subject to the restrictions of this Agreement.

15.    ACKNOWLEDGMENT. Recipient acknowledges that the acceptance of the RSUs constitutes an unequivocal acceptance of this Agreement and any attempted modification or deletion will have no force or effect on the Company’s right to enforce the terms and conditions stated herein.

By accepting the RSUs, you agree to all of the terms and conditions set forth above and in the Plan.